Exhibit 28g
EXECUTION COPY
Global Custody Agreement — JPMCB New York — General — July 2010

Table of Contents

1. INTENTION OF THE PARTIES; DEFINITIONS	1
1.1 Intention of the Parties	1
1.2 Definitions; Interpretation	1
2. WHAT J.P. MORGAN IS REQUIRED TO DO	4
2.1 Set Up Accounts	4
2.2 Cash Accounts	5
2.3 Segregation of Assets; Nominee Name	5
2.4 Settlement of Transactions	6
2.5 Contractual Settlement Date Accounting	6
2.6 Actual Settlement Date Accounting	7
2.7 Income Collection (AutoCredit®)	7
2.8 Miscellaneous Administrative Duties	8
2.9 Corporate Actions	8
2.10 Class Action Litigation	9
2.11 Proxies	9
2.12 Statements of Account	10
2.13 Access to J.P. Morgan’s Records	10
2.14 Maintenance of Financial Assets at Subcustodian Locations	11
2.15 Tax Relief Services	11
2.16 Foreign Exchange Transactions	11
2.17 Notifications	11
3. INSTRUCTIONS	11
3.1 Acting on Instructions; Method of Instruction and Unclear Instructions	11
3.2 Verification and Security Procedures	12
3.3 Instructions; Contrary to Law/Market Practice	12
3.4 Cut-Off Times	12
3.5 Electronic Access	12
4. FEES, EXPENSES AND OTHER AMOUNTS OWING TO J.P. MORGAN	13
4.1 Fees and Expenses	13
4.2 Overdrafts	13
4.3 J.P. Morgan’s Right Over Securities; Set-off	13
5. SUBCUSTODIANS, SECURITIES DEPOSITORIES, AND OTHER AGENTS	14
5.1 Appointment of Subcustodians; Use of Securities Depositories	14
5.2 Liability for Subcustodians	15
6. ADDITIONAL PROVISIONS	15
6.1 Representations of the Trust and J.P. Morgan	15
6.2 The Trust is Liable to J.P. Morgan Even if it is Acting for Another Person	16
6.3 Special Settlement Services	16
7. WHEN J.P. MORGAN IS LIABLE TO TRUST	17
7.1 Standard of Care; Liability	17
7.2 Force Majeure	18
7.3 J.P. Morgan May Consult With Counsel	18
7.4 J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result	18
7.5 Assets Held Outside J.P. Morgan’s Control	19
7.6 Ancillary Services	19
8. TAXATION	19
8.1 Tax Obligations	19
8.2 Tax Relief Services	20
Global Custody Agreement — JPMCB New York — General — July 2010

9. TERMINATION	21
9.1 Termination	21
9.2 Exit Procedure	21
10. MISCELLANEOUS	22
10.1 Notices	22
10.2 Successors and Assigns	22
10.3 Entire Agreement	22
10.4 Information Concerning Deposits at J.P. Morgan’s London Branch	22
10.5 Insurance	22
10.6 Security Holding Disclosure	23
10.7 USA PATRIOT Act Disclosure	23
10.8 Governing Law and Jurisdiction	23
10.9 Severability; Waiver; and Survival	23
10.10 Confidentiality	24
10.11 Counterparts	24
10.12 No Third Party Beneficiaries	25
SCHEDULE 1	26
SCHEDULE 2	27
SCHEDULE 3	28
SCHEDULE 4	29

GLOBAL CUSTODY AGREEMENT
This Agreement (“Agreement”), dated May 5, 2011, is among NEXT ETFs TRUST, a Delaware statutory trust and registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of each of its series listed on Schedule 4 (each a “Fund” and collectively the “Funds”), whose principal place of business is at 350 Main Street, Suite 9, Bedminster, New Jersey 07921 (the “Trust”) and JPMORGAN CHASE BANK, N. A. with a place of business at One Beacon Street, Boston, Massachusetts 02108. (“J.P. Morgan”).
1.	INTENTION OF THE PARTIES; DEFINITIONS
1.1	Intention of the Parties
(a)	This Agreement sets out the terms on which J.P. Morgan will be providing custodial, settlement and other associated services to the each Fund with respect to assets held by each such Fund. J.P. Morgan will be responsible for the performance of only those duties set forth in this Agreement.

(b)	Investing in Financial Assets and cash in foreign jurisdictions may involve risks of loss or other special features. The Trust, acting on behalf of each Fund, acknowledges that J.P. Morgan is not providing any legal, tax or investment advice in providing the services under this Agreement and will not be liable for any losses resulting from Country Risk.

(c)	The terms and conditions of this Agreement are applicable only to the services which are specified in this Agreement. Other services are subject to separate terms and conditions, which J.P. Morgan will make available to the Advisor upon request.
1.2	Definitions; Interpretation
(a)	As used herein, the following terms have the meaning hereinafter stated.
“Account” has the meaning set forth in Section 2.1 of this Agreement.

“Advisor” means NEXT ETF’s LLC, in its capacity of investment advisor to the Trust pursuant to an Investment Advisory Agreement dated May 20, 2011 with the Trust relating to the provision of portfolio management services with respect to assets held by the Fund(s).

“Affiliate” means an entity controlling, controlled by, or under common control with, J.P. Morgan, a Fund, or the Trust, as the case may be.

“Affiliated Subcustodian” means a Subcustodian that is an Affiliate.

“Applicable Law” means any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Authorized Person” means any person who has been designated by written notice from the Trust in the form as provided by J.P. Morgan (or by written
Global Custody Agreement — JPMCB New York — General — July 2010

notice in the form as provided by J.P. Morgan from any agent designated by the Trust, including, without limitation, the Advisor) to act on behalf of the Trust under this Agreement and any person who has been given an access code by a security administrator appointed by the Trust which allows the provision of Instructions. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives and has had reasonable time to act upon Instructions from the Trust on behalf of the Fund (or the Advisor) that any such person is no longer an Authorized Person.

“Cash Account” has the meaning set forth in Section 2.1(a)(ii).

“Confidential Information” means and includes all non public information concerning Funds or the Accounts which J.P. Morgan receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than J.P. Morgan’s breach of the terms of this Agreement or information which J.P. Morgan obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

“Corporate Action” means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that requires discretionary action by the beneficial owner of the Security, but does not include rights with respect to class action litigation or proxy voting.

“Country Risk” means the risk of investing or holding assets in a particular country or market, including, but not limited to, risks arising from nationalization, expropriation or other governmental actions; the country’s financial infrastructure, including prevailing custody, tax and settlement practices; laws applicable to the safekeeping and recovery of Financial Assets and cash held in custody; the regulation of the banking and securities industries, including changes in market rules; currency restrictions, devaluations or fluctuations; and market conditions affecting the orderly execution of securities transactions or the value of assets.

“Entitlement Holder” means the person named on the records of a Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.

“Financial Asset” means a Security and refers, as the context requires, either to the asset itself or to the means by which a person’s claim to it is evidenced, including a Security, a security certificate, or a Securities Entitlement. “Financial Asset” does not include cash.

“Instruction” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which J.P. Morgan believes in good faith to have been given by an Authorized Person.

“J.P. Morgan Indemnitees” means J.P. Morgan, its Affiliates, its Subcustodians, and their respective nominees, directors, officers, employees and agents.

“J.P. Morgan’s London Branch” means the London branch office of JPMorgan Chase Bank, N.A.
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“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on J.P. Morgan’s income), or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

“Securities” means shares, stocks, debentures, bonds, notes or other like obligations, whether issued in certificated or uncertificated form, and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same that are commonly traded or dealt in on securities exchanges or financial markets or other obligations of an issuer, or shares, participations and interests in an issuer recognized in the country in which it is issued or dealt in as a medium for investment and any other property as may be acceptable to J.P. Morgan for the Securities Account.

“Securities Account” means each Securities custody account on J.P. Morgan’s records to which Financial Assets are or may be credited under this Agreement.

“Securities Depository” means any securities depository, dematerialized book entry system or similar system for the central handling of Securities.

“Securities Entitlement” means the rights and property interests of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

“Securities Intermediary” means J.P. Morgan, a Subcustodian, a Securities Depository, and any other financial institution which in the ordinary course of business maintains Securities custody accounts for others and acts in that capacity.

“Security Procedure” means a security procedure to be followed by the Trust upon the issuance of an Instruction and/or by J.P. Morgan upon the receipt of an Instruction, so as to enable J.P. Morgan to verify that such Instruction is authorized, as set forth in service level documentation in effect from time to time between the parties with respect to the services set forth in this Agreement, or as otherwise agreed in writing by the parties. A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption or telephone call backs, and may be updated by J.P. Morgan from time to time upon notice to the Funds. The Trust, acting on behalf of each Fund, acknowledges that the Security Procedure is designed to verify the authenticity of, and not detect errors in, Instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of the a Fund through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction.

“Subcustodian” means any of the subcustodians appointed by J.P. Morgan from time to time to hold Securities and act on its behalf in different jurisdictions (and being at the date of this Agreement the entities listed in Schedule 1) and includes any Affiliated Subcustodian.
(b)	Headings are for reference and convenience only and are not intended to affect interpretation.

(c)	References to Articles and Sections are to Articles and Sections of
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this Agreement and references to sub-sections and paragraphs are to sub-sections of the Sections and paragraphs of the sub-sections in which they appear.

(d)	Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa); use of the generic masculine pronoun shall include the feminine; use of the term “including” shall be deemed to mean “including but not limited to,” and references to appendices and numbered sections shall be to such addenda and provisions herein; all such addenda are hereby incorporated in this Agreement by reference.
2.	WHAT J.P. MORGAN IS REQUIRED TO DO
2.1	Set Up Accounts
(a)	J.P. Morgan will establish and maintain the following accounts (“Accounts”):
(i)	one or more Securities Accounts in the name of each Fund (or in another name requested by the Trust, acting on behalf of any such Fund, that is acceptable to J.P. Morgan) for Financial Assets, which may be held by J.P. Morgan or a Subcustodian or a Securities Depository for J.P. Morgan acting on behalf of each such Fund, including as an Entitlement Holder; and

(ii)	one or more accounts in the name of each Fund (or in another name requested by the Trust, acting on behalf of any such Fund, that is acceptable to J.P. Morgan) (“Cash Account”) for any and all cash in any currency received by or acting on behalf of J.P. Morgan for the account of each such Fund.
Notwithstanding paragraph 2.1(a)(ii), cash held in respect of those markets where the Trust, acting on behalf of a Fund, is required to have a cash account in the name of such Fund held directly with the relevant Subcustodian or Securities Depository will be held in that manner and will not be part of the Cash Account.
(b)	At the request of the Trust, acting on behalf of any Fund, additional Accounts may be opened in the future, and such additional Accounts shall be subject to the terms of this Agreement.

(c)	In the event that the Trust, acting on behalf of a Fund, requests the opening of any additional Account for the purpose of holding collateral pledged by such Fund to a securities exchange, clearing corporation, or other central counterparty (a “Counterparty”) to secure trading activity by such Fund, or the pledge to a Counterparty of cash or individual Securities held in an Account, that Account (or the pledged cash or Securities) shall be subject to the collateral arrangements in effect between J.P. Morgan and the Counterparty in addition to the terms of this Agreement.
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(d)	J.P. Morgan’s obligation to open Accounts for each Fund pursuant to Section 2.1(a) is conditional upon J.P. Morgan receiving such of the following documents for each Fund as J.P. Morgan may require:
(i)	a certified copy of such Fund’s constitutional documents as currently in force;

(ii)	evidence reasonably satisfactory to J.P. Morgan of the due authorization and execution of this Agreement by such Fund (for example by a certified copy of a resolution of such Fund’s board of directors or equivalent governing body, substantially in the form set out in Schedule 2);

(iii)	J.P. Morgan’s standard form fund manager mandate completed by the fund manager designated by each Fund; and

(iv)	in the case of any Account opened in a name not that of such Fund, documentation with respect to that name similar to that set forth in sub-sections (i) — (iii).
(e)	J.P. Morgan reserves the right to reverse any transactions that were credited to the Accounts due to mis-postings and other similar causes.
2.2	Cash Accounts
(a)	Any amount standing to the credit of any Fund’s Cash Account is a debt due from J.P. Morgan to the Trust, acting on behalf of any such Fund, as banker. Except as otherwise provided in Instructions acceptable to J.P. Morgan, all cash held in any Fund’s Cash Account will be deposited during the period it is credited to the Accounts in one or more demand deposit accounts at J.P. Morgan or at J.P. Morgan’s London Branch. Any cash so deposited with J.P. Morgan’s London Branch will be payable exclusively by J.P. Morgan’s London Branch in the applicable currency, subject to compliance with Applicable Law, including, without limitation, any restrictions on transactions in the applicable currency imposed by the country of the applicable currency.

(b)	Any amounts credited by J.P. Morgan to any Fund’s Cash Account on the basis of a notice or an interim credit from a third party, may be reversed if J.P. Morgan does not receive final payment in a timely manner. J.P. Morgan will notify the Trust promptly of any such reversal.
2.3	Segregation of Assets; Nominee Name
(a)	J.P. Morgan will identify in its books that Financial Assets credited to the Fund’s Securities Account belong to such Fund (except as otherwise may be agreed by J.P. Morgan and the Trust).

(b)	To the extent permitted by Applicable Law or market practice, J.P. Morgan will require each Subcustodian to identify in its own books that Financial Assets held at such Subcustodian by J.P. Morgan acting on behalf of its customers belong to customers of J.P. Morgan, such that it
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is readily apparent that the Financial Assets do not belong to J.P. Morgan or the Subcustodian.
(c)	J.P. Morgan is authorized, in its discretion:
(i)	to hold in bearer form, such Financial Assets as are customarily held in bearer form or are delivered to J.P. Morgan or its Subcustodian in bearer form;

(ii)	to hold Securities in or deposit Securities with any Securities Depository;

(iii)	to hold Securities in omnibus accounts on a fungible basis and to accept delivery of Securities of the same class and denomination as those deposited with J.P. Morgan or its Subcustodian; and

(iv)	to register in the names of each Fund, J.P. Morgan, a Subcustodian, a Securities Depository, or their respective nominees, such Financial Assets as are customarily held in registered form.
2.4	Settlement of Transactions

Subject to Article 3 and Section 4.2 of this Agreement, J.P. Morgan will act in accordance with Instructions with respect to settlement of transactions. Settlement will be conducted in accordance with prevailing standards of the market in which the transaction occurs. Without limiting the generality of the foregoing, the Trust authorizes J.P. Morgan to deliver Securities or payment in accordance with applicable market practice in advance of receipt or settlement of consideration expected in connection with such delivery or payment, and the Trust acknowledges and agrees that such action alone will not of itself constitute negligence, fraud, or willful misconduct of J.P. Morgan, and the risk of loss arising from any such action will be borne by the Trust. In the case of the failure of the Trust’s counterparty (or other appropriate party) to deliver the expected consideration as agreed, J.P. Morgan will contact the counterparty to seek settlement and will notify the Trust of such failure. If the Trust’s counterparty continues to fail to deliver the expected consideration, J.P. Morgan will provide information reasonably requested by the Trust that J.P. Morgan has in its possession to allow the Trust to enforce rights that the Trust has against the Trust’s counterparty, but neither J.P. Morgan nor its Subcustodians will be obliged to institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.

2.5	Contractual Settlement Date Accounting
(a)	J.P. Morgan will effect book entries on a contractual settlement date accounting basis as described below with respect to the settlement of transactions in those markets where J.P. Morgan generally offers contractual settlement date accounting.
(i)	Sales: On the settlement date for a sale, J.P. Morgan will credit the applicable Cash Account with the proceeds of the sale and, if not already delivered,
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transfer the relevant Financial Assets to an account at J.P. Morgan pending settlement of the transaction.

(ii)	Purchases: On the settlement date for a purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), J.P. Morgan will debit the applicable Cash Account for the settlement amount and credit a separate account at J.P. Morgan. J.P. Morgan then will post the applicable Securities Account as awaiting receipt of the expected Financial Assets. The applicable Cash Account will not be entitled to the delivery of Financial Assets until J.P. Morgan or a Subcustodian actually receives them.
Upon request, J.P. Morgan shall provide the Funds, with a list of all markets for which it provides contractual settlement date accounting. J.P. Morgan may add markets to or remove markets from such list upon reasonable notice to the Funds. J.P. Morgan reserves the right to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons.

(b)	J.P. Morgan may reverse any debit or credit made pursuant to Section 2.5(a) prior to a transaction’s actual settlement upon notice to the Trust in cases where J.P. Morgan reasonably believes that the transaction will not settle in the ordinary course within a reasonable time. The Funds will be responsible for any costs or Liabilities resulting from such reversal. The Trust, acting on behalf of each Fund, acknowledges that the procedures described in Section 2.5 are of an administrative nature, and that J.P. Morgan does not undertake to make loans and/or Financial Assets available to any Fund.
2.6	Actual Settlement Date Accounting

With respect to settlement of a transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.5, J.P. Morgan will post the transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received and settled by J.P. Morgan.

2.7	Income Collection (AutoCredit®)
(a)	J.P. Morgan will monitor information publicly available in the applicable market about forthcoming income payments on the Financial Assets to each Fund, and will promptly notify the Trust of such information.

(b)	Unless the Trust is notified otherwise, J.P. Morgan will credit the Cash Account with income proceeds on Financial Assets on the anticipated payment date, net of any taxes that are withheld by J.P. Morgan or any third party (“AutoCredit”) in those markets where J.P. Morgan customarily provides an AutoCredit service. Upon request, J.P. Morgan shall provide the Trust with a list of AutoCredit eligible markets. J.P. Morgan may add markets to or remove markets from the list of AutoCredit markets upon notice to the Trust that is reasonable in the
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circumstances. J.P. Morgan may reverse AutoCredit credits upon oral or written notification to the the Trust if J.P. Morgan believes that the corresponding payment will not be received by J.P. Morgan within a reasonable period or the credit was incorrect.

(c)	In markets where J.P. Morgan does not provide an AutoCredit service, income on Financial Assets, net of any taxes withheld by J.P. Morgan or any third party, will be credited only after actual receipt and reconciliation by J.P. Morgan.

(d)	J.P. Morgan will use reasonable efforts to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds and notify the Trust of the late payment, but neither J.P. Morgan nor its Subcustodians will be obliged to file any formal notice of default, institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.
2.8	Miscellaneous Administrative Duties
(a)	Until J.P. Morgan receives Instructions to the contrary, J.P. Morgan will:
(i)	present all Financial Assets for which J.P. Morgan has received notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

(ii)	execute in the name of the Trust such certificates as may be required to obtain payment in respect of Financial Assets; and

(iii)	exchange interim or temporary documents of title held in the Securities Account for definitive documents of title.
(b)	In the event that, as a result of holding of Financial Assets in an omnibus account, any Fund receives fractional interests in Financial Assets arising out of a Corporate Action or class action litigation, J.P. Morgan will credit such Fund with the amount of cash it would have received had the Financial Assets not been held in an omnibus account, and such Fund shall relinquish to J.P. Morgan its interest in such fractional interests.

(c)	If some, but not all, of an outstanding class of Financial Assets is called for redemption, J.P. Morgan may allot the amount redeemed among the respective beneficial holders of such a class of Financial Assets on a pro rata basis or in a similar manner J.P. Morgan deems fair and equitable.
2.9	Corporate Actions
(a)	J.P. Morgan will act in accordance with local market practice to obtain information concerning Corporate Actions that is publicly available in the local market. J.P. Morgan also will review information obtained from sources to which it subscribes for information concerning such
Global Custody Agreement — JPMCB New York — General — July 2010

Corporate Actions. J.P. Morgan will promptly provide that information (or summaries that reflect the material points concerning the applicable Corporate Action) to the Trust.
(b)	J.P. Morgan will act in accordance with the Trust’s Instructions in relation to such Corporate Actions. If the Trust fails to provide J.P. Morgan with timely Instructions with respect to any Corporate Action, neither J.P. Morgan nor its Subcustodians or their respective nominees will take any action in relation to that Corporate Action, except as otherwise agreed in writing by J.P. Morgan and the Trust or as may be set forth by J.P. Morgan as a default action in the notification it provides under Section 2.9(a) with respect to that Corporate Action.
2.10	Class Action Litigation

Any notices received by J.P. Morgan’s corporate actions department about settled securities class action litigation that requires action by affected owners of the underlying Financial Assets will be promptly forwarded to the Trust if J.P. Morgan, using reasonable care and diligence in the circumstances, identifies that the Trust was a shareholder and held the relevant Financial Assets in custody with J.P. Morgan at the relevant time. J.P. Morgan will not make filings in the name of the Trust in respect to such notifications except as otherwise agreed in writing between the Trust and J.P. Morgan. The services set forth in this Section 2.10 are available only in certain markets, details of which are available from J.P. Morgan on request.

2.11	Proxies
(a)	J.P. Morgan will monitor information distributed to holders of Financial Assets about upcoming shareholder meetings, promptly notify the Trust of such information and, subject to Section 2.11(c), act in accordance with the Trust’s Instructions in relation to such meetings (the “Proxy Voting Service”).

(b)	The Proxy Voting Service is available only in certain markets, details of which are available from J.P. Morgan on request. Provision of the Proxy Voting Service is conditional upon receipt by J.P. Morgan of a duly completed enrolment form as well as additional documentation that may be required for certain markets.

(c)	The Proxy Voting Service does not include physical attendance at shareholder meetings. Requests for physical attendance at shareholder meetings can be made but they will be evaluated and agreed to by J.P. Morgan on a case by case basis.

(d)	The Trust acknowledges that the provision of the Proxy Voting Service may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:
(i)	the Financial Assets being on loan or out for registration;

(ii)	the pendency of conversion or another corporate action;
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(iii)	the Financial Assets being held in a margin or collateral account at J.P. Morgan or another bank or broker, or otherwise in a manner which affects voting;

(iv)	local market regulations or practices, or restrictions by the issuer; and

(v)	J.P. Morgan being required to vote all shares held for a particular issue for all of J.P. Morgan’s customers on a net basis (i.e., a net yes or no vote based on voting instructions received from all its customers). Where this is the case, J.P. Morgan will notify the Trust.
2.12	Statements of Account
(a)	J.P. Morgan will provide the Trust with a statement of account for each Account, identifying cash and Financial Assets held in the Account and any transfers to and from the Account. Statements of account may be delivered electronically or on-line over the Internet and are deemed delivered when sent electronically or posted on the Internet. The Trust will review its statement of account and give J.P. Morgan written notice of (i) any suspected error or omission or (ii) non-receipt of a statement of account within a reasonable time after the statement of accounts is sent or made available to the Trust, as the case may be.

(b)	The Trust acknowledges that information available to it electronically with respect to transactions posted after the close of the prior business day may not be accurate due to mis-postings, delays in updating Account records, and other causes. J.P. Morgan will not be liable for any loss or damage arising out of any such information accessed electronically that is subsequently updated or corrected by the close of business on the first business day after the original transaction was posted.
2.13	Access to J.P. Morgan’s Records
(a)	J.P. Morgan will allow the Trust’s auditors and independent public accountants such reasonable access to the records of J.P. Morgan relating to the Accounts as is required in connection with their examination of books and records pertaining to the Trust’s affairs. Subject to restrictions under the relevant local law, J.P. Morgan also directs any Subcustodian to permit the Trust’s auditors and independent public accountants, reasonable access to the records of any Subcustodian of Financial Assets held in the Securities Account as may be required in connection with such examination.

(b)	J.P. Morgan will, upon reasonable written notice, allow the Trust reasonable access during normal working hours to the records of J.P. Morgan relating to the Accounts. J.P. Morgan may impose reasonable restrictions on the number of individuals allowed access, the frequency and length of such access, and the scope of the records made available. The Trust shall reimburse J.P. Morgan for the reasonable cost of copying, collating and researching archived information.
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2.14	Maintenance of Financial Assets at Subcustodian Locations
(a)	Unless Instructions require another location acceptable to J.P. Morgan, Financial Assets will be held in the country or jurisdiction in which their principal trading market is located, where such Financial Assets may be presented for payment, where such Financial Assets were acquired, or where such Financial Assets are held. J.P. Morgan reserves the right to refuse to accept delivery of Financial Assets or cash in countries and jurisdictions other than those referred to in Schedule 1 to this Agreement, as in effect from time to time. J.P. Morgan may modify Schedule 1 to this Agreement upon notice to the Trust.

(b)	J.P. Morgan reserves the right to restrict the services it provides in certain markets that are deemed by J.P. Morgan to be restricted markets from time to time. A current list of these markets, and a summary of the related restrictions, is set forth on Schedule 3. J.P. Morgan may update Schedule 3 from time to time upon notice to the Trust.
2.15	Tax Relief Services

J.P. Morgan will provide tax relief services as provided in Section 8.2.

2.16	Foreign Exchange Transactions

To facilitate the administration of the Trust’s trading and investment activity, J.P. Morgan may, but will not be obliged to, enter into spot or forward foreign exchange contracts with the Trust, or an Authorized Person, and may also provide foreign exchange contracts and facilities through its Affiliates or Subcustodians. Instructions, including standing Instructions, may be issued with respect to such contracts, but J.P. Morgan may establish rules or limitations concerning any foreign exchange facility made available. In all cases where Bank, its Affiliates or Subcustodians enter into a master foreign exchange contract that covers foreign exchange transactions for the Accounts, the terms and conditions of that foreign exchange contract and, to the extent not inconsistent, this Agreement, will apply to such transactions.

2.17	Notifications

If the Trust has agreed to access information concerning the Accounts through J.P. Morgan’s website, J.P. Morgan may make any notifications required under this Agreement by posting it on the website.
  3. INSTRUCTIONS
3.1	Acting on Instructions; Method of Instruction and Unclear Instructions
(a)	The Trust, on behalf of the Funds authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it without inquiry. Each Fund will indemnify the J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the J.P. Morgan
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Indemnitees as a result of any action or omission taken in accordance with any Instruction.

(b)	To the extent possible, instructions to J.P. Morgan shall be sent via electronic instruction or trade information system acceptable to J.P. Morgan or via facsimile transmission. Where reasonably practicable, the Trust will use automated and electronic methods of sending Instructions.
(c)	J.P. Morgan shall promptly notify an Authorized Person if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it. J.P. Morgan will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction while it seeks information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive clarification satisfactory to it.
3.2	Verification and Security Procedures
(a)	J.P. Morgan and the Trust shall comply with any applicable Security Procedures with respect to the delivery or authentication of Instructions and shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(b)	Either party may record any of their telephone communications.
3.3	Instructions; Contrary to Law/Market Practice

J.P. Morgan need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice, and J.P. Morgan shall be under no duty to investigate whether any Instructions comply with Applicable Law or market practice. In the event J.P. Morgan does not act upon such Instructions, J.P. Morgan will notify the Trust where reasonably practicable.

3.4	Cut-Off Times

J.P. Morgan has established cut-off times for receipt of Instructions, which will be made available to the Trust. If J.P. Morgan receives an Instruction after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable after that day.

3.5	Electronic Access

Access by the Trust to certain applications or products of J.P. Morgan via J.P. Morgan’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Annex A.
Global Custody Agreement — JPMCB New York — General — July 2010

4.	FEES, EXPENSES AND OTHER AMOUNTS OWING TO J.P. MORGAN
4.1	Fees and Expenses

The Trust will pay J.P. Morgan for its services under this Agreement such fees as may be agreed upon in writing from time to time, together with J.P. Morgan’s reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees and tax or related fees incidental to processing charged directly or indirectly by governmental authorities, issuers, or their agents, provided, however, that Trust shall not be required to reimburse J.P.Morgan for any fees or charges imposed by sub custodians utilized by J.P.Morgan to hold assets of the Funds. Invoices will be payable within thirty (30) days of the date of the invoice. If the Trust disputes an invoice it shall nevertheless pay on or before the date that payment is due such portion of the invoice that is not subject to a bona fide dispute. J.P. Morgan may deduct amounts invoiced from the Cash Account except to the extent that the Trust has objected to the invoice within thirty (30) days of the date of the invoice (or such other period as the parties may agree in writing). Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts.

4.2	Overdrafts

If a debit to any currency in any Fund’s Cash Account results in a debit balance, then J.P. Morgan may, in its discretion, (i) advance an amount equal to the overdraft, (ii) refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to such Fund’s Securities Account, reverse any such posting. If J.P. Morgan elects to make such an advance, the advance will be deemed a loan to such Fund, payable on demand, bearing interest at the applicable rate charged by J.P. Morgan from time to time, for such overdrafts, from the date of such advance to the date of payment (including after the date any judgment may be entered against such Fund with respect to any overdraft) and otherwise on the terms on which J.P. Morgan makes similar overdrafts available from time to time. No prior action or course of dealing on J.P. Morgan’s part with respect to the settlement of transactions on a Fund’s behalf will be asserted by such Fund against J.P. Morgan for J.P. Morgan’s refusal to make advances to the Cash Account or to settle any transaction for which a Fund does not have sufficient available funds in the applicable currency in the Account. The relevant Fund shall be deemed to be in default with respect to any such advance upon the occurrence of any event of the type specified in section 365(e)(1) of the U.S. Bankruptcy Code, as amended from time to time.

4.3	J.P. Morgan’s Right Over Securities; Set-off
(a)	Without prejudice to J.P. Morgan’s rights under Applicable Law, J.P. Morgan and its Affiliates shall have, and the Trust, acting on behalf each Fund, grants to J.P. Morgan a security interest in and a lien on its Financial Assets held in its Securities Account as security for any and all of its Liabilities outstanding from time to time (whether actual or contingent) to J.P. Morgan or any of its Affiliates with respect to the
Global Custody Agreement — JPMCB New York — General — July 2010

services provided pursuant to this Agreement, and J.P. Morgan shall be entitled without notice to the Trust or relevant Fund to withhold delivery of such Financial Assets, sell or otherwise realize any of such Financial Assets and to apply the proceeds and any other monies credited to any such Fund’s Cash Account in satisfaction of such Fund’s Liabilities. For this purpose, J.P. Morgan may make such currency conversions as may be necessary at its then current rates for the sale and purchase of relevant currencies.

(b)	Without prejudice to J.P. Morgan’s rights under Applicable Law, J.P. Morgan may set off against any Liabilities of a Fund to J.P. Morgan or any of its Affiliates with respect to the services provided pursuant to this Agreement any amount in any currency standing to the credit of such Fund’s accounts (whether deposit or otherwise) with any J.P. Morgan branch or office or with any Affiliate of J.P. Morgan. For this purpose, J.P. Morgan shall be entitled to accelerate the maturity of any fixed term deposits and to effect such currency conversions as may be necessary at its current rates for the sale and purchase of the relevant currencies.
5.	SUBCUSTODIANS, SECURITIES DEPOSITORIES, AND OTHER AGENTS
5.1 Appointment of Subcustodians; Use of Securities Depositories
(a)	J.P. Morgan is authorized under this Agreement to act through and hold each Fund’s Financial Assets with Subcustodians. J.P. Morgan will use reasonable care in the selection, monitoring and continued appointment of such Subcustodians. In addition, J.P. Morgan and each Subcustodian may deposit Securities with, and hold Securities in any Securities Depository on such terms as such Securities Depository customarily operates and the Trust will provide J.P. Morgan with such documentation or acknowledgements that J.P. Morgan may require to hold such Fund’s Financial Assets in such Securities Depository.
(b)	Any agreement J.P. Morgan enters into with a Subcustodian for holding J.P. Morgan’s customers’ assets will provide that such assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors except a claim for payment for their safe custody or administration, or, in the case of cash deposits, except for liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar law, and that the beneficial ownership thereof will be freely transferable without the payment of money or value other than for safe custody or administration. J.P. Morgan shall be responsible for all claims for payment of fees for safe custody or administration so that no Subcustodian exercises any claim for such payment against the Fund’s assets. Where a Subcustodian deposits Securities with a Securities Depository, J.P. Morgan will cause the Subcustodian to identify on its records that the Securities deposited by the Subcustodian at such Securities Depository belong to J.P. Morgan, as agent. This Section
Global Custody Agreement — JPMCB New York — General — July 2010

5.1(b) will not apply to the extent of any special agreement or arrangement made by any Fund with any particular Subcustodian.
(c)	J.P. Morgan is not responsible for the selection or monitoring of any Securities Depository and will not be liable for any act or omission by (or the insolvency of) any Securities Depository. In the event a Fund incurs a loss due to the negligence, willful default, or insolvency of a Securities Depository, J.P. Morgan will make reasonable efforts, in its discretion, to seek recovery from the Securities Depository, but J.P. Morgan will not be obligated to institute legal proceedings, file proof of claim in any insolvency proceeding, or take any similar action.
5.2	Liability for Subcustodians
(a)	Subject to Section 7.1(b), J.P. Morgan will be liable for direct losses incurred by any Fund that result from:
(i)	the failure by a Subcustodian to use reasonable care in the provision of custodial services by it in accordance with the standards prevailing in the relevant market or from the fraud or willful misconduct of such Subcustodian in the provision of custodial services by it; or

(ii)	the insolvency of any Affiliated Subcustodian.
(b)	Subject to Section 5.1(a) and J.P. Morgan’s duty to use reasonable care in the monitoring of a Subcustodian’s financial condition as reflected in its published financial statements and other publicly available financial information concerning it customarily reviewed by J.P. Morgan in its oversight process, J.P. Morgan will not be responsible for any losses (whether direct or indirect) incurred by the Trust that result from the insolvency of any Subcustodian which is not a branch or an Affiliated Subcustodian.

(c)	J.P. Morgan reserves the right to add, replace or remove Subcustodians. J.P. Morgan will give prompt notice of any such action, which will be advance notice if practicable. Upon request by the the Trust, J.P. Morgan will identify the name, address and principal place of business of any Subcustodian and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Subcustodian.
6.	ADDITIONAL PROVISIONS
6.1	Representations of the Trust and J.P. Morgan
(a)	The Trust represents, warrants and covenants that (i) the Trust has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control the Financial Assets and cash in the Accounts of each of the Funds, to use J.P. Morgan as its custodian in accordance with the terms of this Agreement, to borrow money (either short term or intraday borrowings in order to settle transactions prior to receipt of covering funds), grant a lien over each Fund’s Financial
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Assets as contemplated by Section 4.3, and enter into foreign exchange transactions; (ii) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Trust’s, acting on behalf of each Fund, legal, valid and binding obligation, enforceable against the Trust in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan; (iv) it is a resident of the United States and shall notify J.P. Morgan of any changes in residency and (v) the Financial Assets and cash deposited in the Accounts of each Fund are not subject to any encumbrance or security interest whatsoever and the Trust, acting on behalf of each Fund, undertakes that, so long as Liabilities are outstanding, it will not create or permit to subsist any encumbrance or security interest over such Financial Assets or cash.
J.P. Morgan may rely upon the certification of such other facts as may be required to administer J.P. Morgan’s obligations under this Agreement and the Trust shall indemnify J.P. Morgan against all losses, liability, claims or demands arising directly or indirectly from any such certifications.
(b)	J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by the Trust, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement.
6.2	The Trust is Liable to J.P. Morgan Even if it is Acting for Another Person

If the Trust is acting as an agent or for another person as envisaged in Section 2.1(a) in respect of any transaction, cash, or Financial Asset, J.P. Morgan nevertheless will treat the Trust as its principal for all purposes under this Agreement. In this regard, the Trust will be liable to J.P. Morgan as a principal in respect of any transactions relating to the Account. The foregoing will not affect any rights J.P. Morgan might have against the Trust’s principal or the other person envisaged by Section 2.1(a).

6.3	Special Settlement Services

J.P. Morgan may, but shall not be obliged to, make available to each of the Funds from time to time special settlement services (including continuous linked settlement) for transactions involving Securities, cash, foreign exchange, and other instruments or contracts. The Trust shall comply, and shall cause its Authorized Persons to comply, with the requirements of any external settlement agency through which such settlements may be processed, including, without limitation, its rules and by-laws, where applicable.
Global Custody Agreement — JPMCB New York — General — July 2010

7.	WHEN J.P. MORGAN IS LIABLE TO TRUST
7.1	Standard of Care; Liability
(a)	J.P. Morgan will use reasonable care in performing its obligations under this Agreement. J.P. Morgan will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.

(b)	J.P. Morgan will be liable for the Funds’ direct damages to the extent they result from J.P. Morgan’s fraud, negligence or willful misconduct in performing its duties as set out in this Agreement and to the extent provided in Section 5.2(a). Nevertheless, under no circumstances will J.P. Morgan be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, J.P. Morgan’s performance under this Agreement, or J.P. Morgan’s role as custodian.

(c)	The Trust will indemnify the J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the J.P. Morgan Indemnitees in connection with or arising out of (i) J.P. Morgan’s performance under this Agreement, provided the J.P. Morgan Indemnitees have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question or (ii) any J.P. Morgan Indemnitee’s status as a holder of record of the Funds’ Financial Assets. Nevertheless, neither the Trust nor the Funds will not be obligated to indemnify any J.P. Morgan Indemnitee under the preceding sentence with respect to any Liability for which J.P. Morgan is liable under Section 5.2(a) of this Agreement.

(d)	The Trust agrees that J.P. Morgan provides no service in relation to, and therefore has no duty or responsibility to: (i) question Instructions or make any suggestions to the Trust or an Authorized Person regarding such Instructions; (ii) supervise or make recommendations with respect to investments or the retention of Financial Assets; (iii) advise the Trust or an Authorized Person regarding any default in the payment of principal or income of any Security other than as provided in Section 2.7(b) of this Agreement; and (iv) evaluate or report to the Trust or an Authorized Person regarding the financial condition of any broker, agent or other party to which J.P. Morgan is instructed to deliver Financial Assets or cash.

(e)	The Declaration of Trust establishing the Trust (“Declaration of Trust”) provides that the trustees of the Trust shall be entitled to the protection against personal liability for the obligations of the Trust under Section 3803(b) of the Delaware Business Trust Act, as amended (the “DBTA”). It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as
Global Custody Agreement — JPMCB New York — General — July 2010

provided in its Declaration of Trust and under Section 3803 of the DBTA. The execution and delivery of this Agreement have been authorized by the trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such trustees of the Trust nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only upon the Fund to which such obligations pertain and the assets and property of such Fund. Separate and distinct records are maintained for each Fund and the assets associated with any such Fund are held and accounted for separately from the other assets of the Trust, or any other Fund of the Trust. The debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular Fund of the Trust shall be enforceable against the assets of that Fund only, and not against the assets of the Trust generally or any other Fund, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any other Fund shall be enforceable against the assets of that Fund. The Trust’s Declaration of Trust is on file with the Trust.
7.2	Force Majeure

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global custody business that it determines from time to time meet reasonable commercial standards. J.P. Morgan will have no liability, however, for any damage, loss, expense or liability of any nature that any Fund may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (other than on the part of J.P. Morgan or its employees), malfunction of equipment or software (except where such malfunction is primarily and directly attributable to J.P. Morgan’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any other cause beyond the reasonable control of J.P. Morgan (including without limitation, the non-availability of appropriate foreign exchange).

7.3	J.P. Morgan May Consult With Counsel

J.P. Morgan will be entitled to rely on, and may act upon the advice of professional advisors in relation to matters of law, regulation or market practice (which may be the professional advisors of a Fund), and will not be liable to the Trust or Funds under this Agreement for any action taken or omitted pursuant to such advice provided such advice is not manifestly unreasonable.

7.4	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result

The Trust hereby authorizes J.P. Morgan to act under this Agreement notwithstanding that: (a) J.P. Morgan or any of its divisions, branches or
Global Custody Agreement — JPMCB New York — General — July 2010

Affiliates may have a material interest in transactions entered into by the Trust with respect to the Account or that circumstances are such that J.P. Morgan may have a potential conflict of duty or interest, including the fact that J.P. Morgan or its Affiliates may act as a market maker in the Financial Assets to which Instructions relate, provide brokerage services to other Trusts, act as financial adviser to the issuer of such Financial Assets, act in the same transaction as agent for more than one Trust, have a material interest in the issue of the Financial Assets; or earn profits from any of the activities listed herein and (b) J.P. Morgan or any of its divisions, branches or Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of the Trust. J.P. Morgan is not under any duty to disclose any such information.

7.5	Assets Held Outside J.P. Morgan’s Control

J.P. Morgan will not be obliged to (a) hold Financial Assets or cash with any person not agreed to by J.P. Morgan or (b) register or record Financial Assets in the name of any person not agreed to by J.P. Morgan. Furthermore, J.P. Morgan will not be obliged to register or record on J.P. Morgan’s records Financial Assets held outside J.P. Morgan’s control. If, however, the Trust makes any such request and J.P. Morgan agrees to the request, the consequences of doing so will be at the Funds’s own risk. J.P. Morgan shall not be liable for any losses incurred as a result and may be precluded from providing some of the services referred to in this Agreement (for example, and without limitation, income collection, proxy voting, class action litigation and Corporate Action notification and processing).

7.6	Ancillary Services

J.P. Morgan and its Subcustodians may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions and class action litigation and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of Securities. Although J.P. Morgan will use reasonable care (and cause its Subcustodians to use reasonable care) in the selection and retention of such third party providers and local agents, it will not be responsible for any errors or omissions made by them in providing the relevant information or services provided it has satisfied its standard of care.
8.	TAXATION
8.1	Tax Obligations
(a)	The Trust, acting on behalf of each Fund, will pay or reimburse J.P. Morgan, and confirms that J.P. Morgan is authorized to deduct from any cash received or credited to any applicable Cash Account, any taxes or levies required by any revenue or governmental authority for whatever reason in respect of the related Fund’s Accounts.

(b)	The Trust, acting on behalf of each Fund, will provide to J.P. Morgan such certifications, declarations, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not
Global Custody Agreement — JPMCB New York — General — July 2010

misleading in any way, and contains all material information. The Trust undertakes to notify J.P. Morgan immediately if any information requires updating or correcting. J.P. Morgan provides no service of controlling or monitoring, and therefore has no duty in respect of, or liability for any taxes, penalties, interest or additions to tax, payable or paid that result from (i) the inaccurate completion of documents by any Fund or any third party; (ii) provision to J.P. Morgan or a third party of inaccurate or misleading information by any Fund, the Trust or any third party; (iii) the withholding of material information by any Fund, the Trust or any third party; or (iv) any delay by any revenue authority or any other cause beyond J.P. Morgan’s control.

(c)	If J.P. Morgan does not receive appropriate certifications, documentation and information then, as and when appropriate and required, additional tax shall be deducted from all income received in respect of the Financial Assets issued (including, but not limited to, United States non-resident alien tax and/or backup withholding tax).

(d)	The Trust will be responsible in all events for the timely payment of all taxes relating to the Financial Assets in the Securities Account of each Fund; provided, however, that J.P. Morgan will be responsible for any penalty or additions to tax due solely as a result of J.P. Morgan’s negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account of any such Fund.
8.2	Tax Relief Services
(a)	Subject to the provisions of this Section, J.P. Morgan will apply for a reduction of withholding tax and any refund of any tax paid or tax credits in respect of income payments on Financial Assets credited to the Securities Account that J.P. Morgan believes may be available to any or all of the Funds. To defray expenses pertaining to nominal tax claims, J.P. Morgan may from time-to-time set minimum thresholds as to a de minimis value of tax reclaims or reduction of withholding which it will pursue in respect of income payments under this Section.

(b)	The provision of a tax relief service by J.P. Morgan is conditional upon J.P. Morgan receiving from the Trust (i) a declaration of its identity and place of residence and (ii) certain other documentation (pro forma copies of which are available from J.P. Morgan), prior to the receipt of Financial Assets in the Account or the payment of income.

(c)	J.P. Morgan will perform tax relief services only with respect to taxation levied by the revenue authorities of the countries advised to the Trust from time to time and J.P. Morgan may, by notification in writing, in its absolute discretion, supplement or amend the countries in which the tax relief services are offered. Other than as expressly provided in this Section 8.2, J.P. Morgan will have no responsibility with regard to any Fund’s tax position or status in any jurisdiction.
Global Custody Agreement — JPMCB New York — General — July 2010

9.	TERMINATION
9.1	Termination
(a)	The initial term of this Agreement shall be for a period of three (3) years following the date on which J.P. Morgan commenced providing services under the Agreement. Following the initial term, the Trust may terminate this Agreement on sixty (60) days’ written notice to J.P. Morgan and J.P. Morgan may terminate this Agreement on one hundred and eighty (180) days’ written notice to the Trust.

(b)	Notwithstanding Section 9.1(a):
(i)	Either party may terminate this Agreement immediately on written notice to the other party in the event that a material breach of this Agreement by the other party has not been cured within thirty (30) days’ of that party being given written notice of the material breach;

(ii)	Either party may terminate this Agreement immediately on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure;

(iii)	J.P. Morgan may terminate this Agreement on sixty (60) days’ written notice to the Trust in the event that J.P. Morgan reasonably determines that the Trust has ceased to satisfy J.P. Morgan’s customary credit requirements; and

(iv)	The Trust may terminate this Agreement at any time on sixty (60) days’ written notice to J.P. Morgan upon payment of a termination fee. The termination fee will be an amount equal to six (6) times the average monthly fees paid during the six month period prior to the Trust’s notice of termination, or since the date J.P. Morgan commenced providing services under this Agreement if that period is less than six months.
9.2	Exit Procedure

The Trust will provide J.P. Morgan full details of the persons to whom J.P. Morgan must deliver Financial Assets and cash within a reasonable period before the effective time of termination of this Agreement. If the Trust fails to provide such details in a timely manner, J.P. Morgan shall be entitled to continue to be paid fees under this Agreement until such time as it is able to deliver the Financial Assets and cash to its successor custodian, but J.P. Morgan may take such steps as it reasonably determines to be necessary to protect itself following the effective time of termination, including ceasing to provide transaction settlement services in the event that J.P. Morgan is unwilling to assume any related credit risk. J.P. Morgan will in any event be entitled to
Global Custody Agreement — JPMCB New York — General — July 2010

deduct any amounts owing to it prior to delivery of the Financial Assets and cash (and, accordingly, J.P. Morgan will be entitled to sell Financial Assets and apply the sale proceeds in satisfaction of amounts owing to it). The Trust will reimburse J.P. Morgan promptly for all out-of-pocket expenses it incurs in delivering Financial Assets upon termination. Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.
10.	MISCELLANEOUS
10.1	Notices

Notices pursuant to Section 9 of this Agreement shall be sent or served by registered mail, overnight delivery services, such as Federal Express (FedEx) or United Parcel Service (UPS), etc., courier services or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing.

10.2	Successors and Assigns

This Agreement will be binding on each of the parties’ successors and assigns, but the parties agree that neither party can assign any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; except J.P. Morgan may assign this Agreement without the Trust’s consent to (a) any Affiliate or subsidiary of J.P. Morgan or (b) in connection with a merger, reorganization, stock sale or sale of all or substantially all of J.P. Morgan’s custody business.

10.3	Entire Agreement

This Agreement, including the Schedules, Exhibits, and Riders (and any separate agreement which J.P. Morgan and the Trust may enter into with respect to any Cash Account), sets out the entire Agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement or representation relating to custody, whether oral or written. Amendments must be in writing and, except where this Agreement provides for amendments by notice from J.P. Morgan, signed by both parties.

10.4	Information Concerning Deposits at J.P. Morgan’s London Branch

Under U.S. federal law, deposit accounts that the Funds maintain in J.P. Morgan’s foreign branches (outside of the U.S.) are not insured by the Federal Deposit Insurance Corporation. In the event of J.P. Morgan’s liquidation, foreign branch deposits have a lesser preference than U.S. deposits, and such foreign deposits are subject to cross-border risks.

10.5	Insurance

The Trust acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of the Trust or any Fund. J.P. Morgan will, however, provide summary information regarding its own general insurance coverage to the Trust upon written request.
Global Custody Agreement — JPMCB New York — General — July 2010

10.6	Security Holding Disclosure

With respect to Securities and Exchange Commission Rule 14b-2 under The U.S Shareholder Communications Act, regarding disclosure of beneficial owners to issuers of Securities, J.P. Morgan is instructed not to disclose the name, address or Security positions of any Fund in response to shareholder communications requests regarding its Account.

10.7	USA PATRIOT Act Disclosure

Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires J.P. Morgan to implement reasonable procedures to verify the identity of any person that opens a new Account with it. Accordingly, the Trust acknowledges that Section 326 of the USA PATRIOT Act and J.P. Morgan’s identity verification procedures require J.P. Morgan to obtain information which may be used to confirm any Fund’s identity, including without limitation any Fund’s name, address and organizational documents (“identifying information”). The Funds may also be asked to provide information about its financial status such as its current audited and unaudited financial statements. The Trust agrees to provide J.P. Morgan with and consents to J.P. Morgan obtaining from third parties any such identifying and financial information required as a condition of opening an account with or using any service provided by J.P. Morgan.

10.8	Governing Law and Jurisdiction

This Agreement will be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by applicable law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction the Trust may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Trust shall not claim, and it hereby irrevocably waives, such immunity.

10.9	Severability; Waiver; and Survival
(a)	If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular
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circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)	Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections, and remedies under this Agreement shall survive its termination.
10.10	Confidentiality
(a)	Subject to Clause 10.10(b) J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s business, or with the consent of the Trust.

(b)	The Trust authorizes J.P. Morgan to disclose Confidential Information to:
(i)	any Subcustodian, subcontractor, agent, Securities Depository, securities exchange, broker, third party agent, proxy solicitor, issuer, or any other person that J.P. Morgan believes it is reasonably required in connection with J.P. Morgan’s provision of relevant services under this Agreement;

(ii)	its professional advisors, auditors or public accountants;

(iii)	its Affiliates and branches; and

(iv)	any revenue authority or any governmental entity in relation to the processing of any tax relief claim.
(c)	Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions, including, without limitation, any commercial terms, of this Agreement in confidence.
10.11	Counterparts
This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.
Global Custody Agreement — JPMCB New York — General — July 2010

10.12	No Third Party Beneficiaries

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.
Global Custody Agreement — JPMCB New York — General — July 2010

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

NEXT ETFs TRUST			JPMORGAN CHASE BANK, N.A.

By:	/s/ Mark Criscitello		By:	/s/ Phyllis Schroder

	Name:	Mark Criscitello		Name:	Phyllis Schroder
	Title:	Chief Operating Officer		Title:	Executive Director
	Date:	May 5, 2011		Date:	May 5, 2011
Global Custody Agreement — JPMCB New York — General — July 2010

SCHEDULE 1
List of Subcustodians and Markets Used by J.P. Morgan
Japan — The Bank of Toklyo-mitsubishi UFJ, Limited, Tokyo
Global Custody Agreement — JPMCB New York — General — July 2010

SCHEDULE 2
Form of Board Resolution
To: JPMorgan Chase Bank, N.A.
May 5, 2011
We hereby certify that the following is a true copy of the minutes of the Board of Directors of Next ETFs Trust (the “Company”) which was duly called and held on May 5 , 2011 and at which a duly qualified quorum was present throughout and entitled to vote.
1.	There was produced to the meeting a form of Custody Agreement provided by JPMorgan Chase Bank, N.A. (“J.P. Morgan”) for use in connection with the opening of one or more cash and securities accounts and the conduct of such other transactions between the Company and J.P. Morgan as referred to therein. The form of Custody Agreement produced had been completed by an officer of the Company, and in particular it was noted that details of the Authorized Persons (as defined therein) and details of persons authorized to give instructions on behalf of the Company had been provided to J.P. Morgan. Details of any Fund Managers and Advisers had also been provided to J.P. Morgan. The indemnities given to J.P. Morgan in the Custody Agreement were also noted. The meeting considered the form of the Custody Agreement.

2.	IT WAS RESOLVED that the form of Custody Agreement (together with the Schedule and Appendices), completed in the manner and form produced at the meeting, be and is hereby approved and that Mark Criscitello be and he/she is hereby authorized, for and on behalf of the Company, to sign and deliver the same together with such changes and amendments thereto as he/she may in his/her sole discretion think fit.

3.	There was produced to the meeting a form of power of attorney (“power of attorney”) to be given by the Company to J.P. Morgan to enable J.P. Morgan to provide tax reclaim services as provided for in the Custody Agreement. The meeting considered the form of the power of attorney and in particular the indemnities contained in it. IT WAS RESOLVED that that power of attorney be and it is hereby approved and that it be executed under seal in accordance with the Company’s constitution.

Mark Criscitello Director

J.Stuart Thomas Secretary
Global Custody Agreement — JPMCB New York — General — July 2010

SCHEDULE 3
J.P. Morgan Worldwide Securities Services Custody Restricted Markets Schedule
The following table identifies certain markets that J.P. Morgan has determined to be restricted markets and provides summary information about the nature of the restrictions applicable in each. J.P. Morgan reserves the right to update this Schedule from time to time upon notice to the Trust.

Market	Restrictions
Iceland	Asset servicing and settlement services J.P. Morgan can provide are subject to change, with or without prior notice. In particular, but without limitation, J.P. Morgan will not be able to provide a full service in relation to Corporate Actions, proxy voting, income collection and tax reclaims. J.P. Morgan will notify the Trust in writing from time to time of the details of the services offered in Iceland.

Until further notice from J.P. Morgan, no deposits of Icelandic currency will be held in a Fund’s Account except for the proceeds of sales of Securities issued by companies listed on the Icelandic Stock Exchange (“Icelandic Securities”).

Until further notice from J.P. Morgan, any credit of Icelandic currency to a Fund’s Cash Account with J.P. Morgan will be conditional and subject to reversal by J.P. Morgan upon notice to the Trust except to the extent that the funds are able to be applied at the Trust’s Instruction to the purchase of Icelandic Securities or J.P. Morgan is able to repatriate the funds from J.P. Morgan’s agent bank in Iceland via a foreign exchange transaction (upon Instruction received from the Trust) or other process. In this regard, the Trust will be entitled to no more than the Trust’s pro rata share of any recoveries that J.P. Morgan is able to obtain, as reasonably determined by J.P. Morgan.

Lithuania	Until further notice from J.P. Morgan, no deposits of Lithuanian currency will be held in the Trust’s account except for any existing balances and future proceeds of sales of Lithuanian Securities or where income and corporate action proceeds are paid in local currency.

Until further notice from J.P. Morgan, any credit of Lithuanian currency to the a Fund’s Cash Account with J.P. Morgan will be conditional and subject to reversal by J.P. Morgan upon notice to the Trust except to the extent that the funds are able to be applied at the Trust’s direction to the purchase of Lithuanian Securities or J.P. Morgan is able to repatriate the funds from J.P. Morgan’s agent bank in Lithuania via a foreign exchange transaction (upon Instruction received from the Trust) or other process. In this regard, the Funds will be entitled to no more than the each Funds’ pro rata share of any recoveries that J.P. Morgan is able to obtain, as reasonably determined by J.P. Morgan.

Russia	See the current version of the applicable J.P. Morgan’s Russia briefing memo regarding the registrar company system of recording ownership of equity Securities issued by a Russian issuer (“Russian Equities”). Registrar companies licensed in Russia to provide share registration services to an issuer of Russian Equities (“Russian Registrar Companies”) are not Securities Depositories or Subcustodians or otherwise agents of J.P. Morgan.

J.P. Morgan provides custody services with respect to Russian Equities only when held through a Russian securities depository in which the Russian subcustodian participates or when the Russian subcustodian has a contract with the applicable Russian Registrar Company. See the current version of the applicable Russia briefing memo for
Global Custody Agreement — JPMCB New York — General — July 2010

Market	Restrictions
information concerning these contracts and steps J.P. Morgan currently takes to monitor the performance of Russian Registrar Companies.

J.P. Morgan’s responsibility with respect to the safekeeping of Russian Equities shall be limited to the safekeeping of the relevant extracts of share registration books issued by a Russian Registrar Company in respect of the Russian Equities (“Russian Share Extracts”) and extracts issued by a Russian Securities Depository (“Russian Depository Extracts”).

J.P. Morgan will only transmit funds for the purchase of Russian Equities after receipt of a Russian Depository Extract from the Russian Securities Depository or a Russian Share Extract from the Russian Registrar Company showing a Fund’s interest in the Russian Equities.

Due to unclear standards in the Russian market with respect to the completion and submission of corporate action elections, J.P. Morgan will be subject to a “reasonable efforts” standard of care with respect to any Corporate Action related to Russian Equities. For clients settling through Russian Registrar Companies, proxy services are available where a contract is in place with the applicable Russian Registrar Company.

Ukraine	See the current version of the applicable J.P. Morgan’s Ukraine briefing memo regarding the registrar company system of recording ownership of equity Securities issued by a Ukrainian issuer (“Ukrainian Equities”). Registrar companies licensed in Ukraine to provide share registration services to an issuer of Ukrainian Equities (“Ukrainian Registrar Companies”) are not Securities Depositories or Subcustodians or otherwise agents of J.P. Morgan.

J.P. Morgan provides custody services with respect to Ukrainian Equities only when held through a Ukrainian securities depository in which the Ukrainian subcustodian participates or when the Ukrainian subcustodian has a contract with the applicable Ukrainian Registrar Company. See the current version of the applicable Ukraine briefing memo for information concerning these contracts and steps J.P. Morgan currently takes to monitor the performance of Ukrainian Registrar Companies.

J.P. Morgan’s responsibility with respect to the safekeeping of Ukrainian Equities shall be limited to the safekeeping of the relevant extracts of share registration books issued by a Ukrainian Registrar Company in respect of the Ukrainian Equities (“Ukrainian Share Extracts”) and the extracts issued by a Ukrainian Securities Depository (“Ukrainian Depository Extracts”).

J.P. Morgan will only transmit funds for the purchase of Ukrainian Equities after receipt of a Ukrainian Share Extract from the Ukrainian Registrar Company showing a Fund’s interest in the Ukrainian Equities.

Due to unclear standards in the Ukrainian market with respect to the completion and submission of corporate action elections, J.P. Morgan will be subject to a “reasonable efforts” standard of care with respect to any Corporate Action related to Ukrainian Equities. For clients settling through Ukrainian Registrar Companies, proxy services are available where a contract is in place with the applicable Ukrainian Registrar Company.
Global Custody Agreement — JPMCB New York — General — July 2010

West African Economic and Monetary Union (“WAEMU”)	Asset servicing and settlement services J.P. Morgan can provide are subject to change, with or without prior notice. In particular, but without limitation, J.P. Morgan will not be able to provide a full service in relation to Corporate Actions, proxy voting, income collection and tax reclaims. J.P. Morgan will notify the Trust in writing from time to time of the details of the services offered in WAEMU.

Local currency will be held in a separate cash account maintained by the Trust with J.P. Morgan’s subcustodian.

If J.P. Morgan’s current WAEMU Subcustodian exits the market or becomes an unacceptable provider of subcustody services, or if market conditions otherwise deteriorate, J.P. Morgan may cease to provide custody services with respect to Securities issued in member states of WAEMU that are settled at Dépositaire Central/Banque de Règlement S.A. (DC/BR). Although J.P. Morgan will work with customers to mitigate the impact of any decision to exit the market, it may not be practicable to give significant advance notice of the exit.

Zimbabwe	Local currency will be held in a separate cash account maintained by the Trust with J.P. Morgan’s subcustodian.

There may be limited choice of sub-custodians after the implementation of the Indigenisation and Economic Empowerment Bill. If that becomes the case, or if market conditions otherwise deteriorate, J.P. Morgan may cease to provide custody services with respect to Securities that are issued by companies listed on the Zimbabwean Stock Exchange. Although J.P. Morgan will work with customers to mitigate the impact of any decision to exit the market, it may not be practicable to give significant advance notice of the exit.
Global Custody Agreement — JPMCB New York — General — July 2010

SCHEDULE 4
List of Funds
MAXIS SM Nikkei 225 Index Fund
Global Custody Agreement — JPMCB New York — General — July 2010

ANNEX A
     Electronic Access
1. J.P. Morgan may permit the Trust and its Authorized Persons to access certain electronic systems, applications and Data (as defined below) in connection with the Agreement (collectively, the “Products”). J.P. Morgan may, from time to time, introduce new features to the Products or otherwise modify or delete existing features of the Products in its sole discretion. J.P. Morgan shall endeavor to give the Trust reasonable notice of its termination or suspension of access to the Products, but may do so immediately if J.P. Morgan determines, in its sole discretion, that providing access to the Products would violate Applicable Law or that the security or integrity of the Products is at risk. Access to the Products shall be subject to the Security Procedures.
2. In consideration of the fees paid by the Trust to J.P. Morgan and subject to any applicable software license addendum in relation to J.P. Morgan-owned or sublicensed software provided for a particular application and Applicable Law, J.P. Morgan grants to the Trust a non-exclusive, non-transferable, limited and revocable license to use the Products and the information and data made available through the Products (the “Data”) for the Trust’s internal business use only. The Trust may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein. The license granted herein will permit use by Trust’s Authorized Person, provided that such use shall be in compliance with the Agreement, including this Annex.
3. The Trust acknowledges that there are security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and the Trust hereby expressly assumes such risks. The Trust is solely responsible for obtaining, maintaining and operating all software (including antivirus software, anti-spyware software, and other internet security software) and personnel necessary for the Trust to access and use the Products. All such software must be interoperable with J.P. Morgan’s software. Each of the Trust and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.
4. In cases where J.P. Morgan’s web site is unexpectedly down or otherwise unavailable, J.P. Morgan shall, absent a force majeure event, provide other appropriate means for the Trust or its Authorized Persons to instruct J.P. Morgan or obtain reports from J.P. Morgan. J.P. Morgan shall not be liable for any Liabilities arising out of Trust’s use of, access to or inability to use the Products via J.P. Morgan’s web site in the absence of J.P. Morgan’s gross negligence or willful misconduct.
5. Use of the Products may be monitored, tracked, and recorded. In using the Products, the Trust hereby expressly consents to such monitoring, tracking, and recording. Individuals and organizations should have no expectation of privacy unless local law, regulation, or contract provides otherwise. J.P. Morgan shall own all right, title and interest in the data reflecting Trust usage of the Products or J.P. Morgan’s web site (including, but not limited to, general usage data and aggregated transaction data). J.P. Morgan may use and sublicense data obtained by it regarding the Trust’s use of the Products or J.P. Morgan’s website, as long as J.P. Morgan does not disclose to others that the Trust was the source of such data or the details of individual transactions effected using the Products or web site.
6. The Trust shall not knowingly use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.
Global Custody Agreement — JPMCB New York — General — July 2010

7. The Trust shall promptly and accurately designate in writing to J.P. Morgan the geographic location of its users upon written request. The Trust further represents and warrants to J.P. Morgan that the Trust shall not access the service from any jurisdiction which J.P. Morgan informs the Trust or where the Trust has actual knowledge that the service is not authorized for use due to local regulations or laws, including applicable software export rules and regulations. Prior to submitting any document which designates the persons authorized to act on the Trust’s behalf, the Trust shall obtain from each individual referred to in such document all necessary consents to enable J.P. Morgan to process the data set out therein for the purposes of providing the Products.
8. The Trust will be subject to and shall comply with all applicable laws, rules and regulations concerning restricting collection, use, disclosure, processing and free movement of the Data (collectively, the “Privacy Regulations”). The Privacy Regulations may include, as applicable, the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 30), as amended from time to time, issued pursuant to Section 504 of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. §6801, et seq.), the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d), The Data Protection Act 1998 and Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to processing of personal data and the free movement of such data.
9. The Trust shall be responsible for the compliance of its Authorized Persons with the terms of the Agreement, including this Annex.
Global Custody Agreement — JPMCB New York — General — July 2010